Exhibit 8.4

January 26, 2018

HOEGH LNG PARTNERS L.P.
Wessex House 5th Floor
45 Reid Street
Hamilton HM 12
Bermuda

Ladies and Gentlemen

Höegh LNG Partners LP Registration Statement on Form F-3

We have acted as U.K. tax counsel for Höegh LNG Partners LP (the “Partnership”), a Marshall Islands limited partnership, with respect to certain legal matters in connection with the offer and sale, from time to time, of common units representing limited partner interests in the Partnership (the “Common Units”) and 8.75% Series A Cumulative Redeemable Preferred Units representing limited partner interests in the Partnership (together with the Common Units, the “Offered Units”) pursuant to an “at-the-market” offering program. We have also participated in the preparation of a Prospectus Supplement dated January 26, 2018 to the base Prospectus dated November 16, 2016 (together, the “Prospectus”), forming part of the Registration Statement under the United States Securities Act of 1933 on Form F-3, No. 333-213781 (the “Registration Statement”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a representation letter certified by an officer of the Partnership (the “Representation Letter”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and enquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Representation Letter. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Vinson & Elkins LLP Attorneys at Law	1001 Fannin Street, Suite 2500
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HOEGH LNG PARTNERS L.P. January 26, 2018 Page 2

We are opining herein as to the effect on the subject transaction only of the tax laws of the United Kingdom, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other United Kingdom laws, any foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the caption “Non-United States Tax Considerations—United Kingdom Tax Consequences”, insofar as they purport to constitute summaries of UK law or legal conclusions, constitute our opinion with respect to the matters set forth therein and accurately describe in all material respects the relevant UK tax law and practice of HM Revenue & Customs current at the date of this opinion, subject to the qualifications and assumptions stated therein. No opinion is expressed as to any matter not discussed therein.

This opinion is rendered to you as of the date of this opinion, and we undertake no obligation to update this opinion subsequent to the date hereof.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement and the Prospectus. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied on by you and by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities laws, including persons purchasing the Offered Units pursuant to the Registration Statement and the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Non-United States Tax Considerations—United Kingdom Tax Consequences” in the Prospectus. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the United States Securities Act of 1933 (the “Securities Act”) with respect to the Offered Units. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours sincerely,

/s/ Vinson & Elkins R.L.L.P.

Vinson & Elkins R.L.L.P.